PROSPECTUS SUPPLEMENT                                 EXHIBIT 99.1
(To Prospectus dated February 17, 2006)               REGISTRATION NO. 333-36490


                       [LOGO: Utilities HOLDRS (SM) Trust]


                        1,000,000,000 Depositary Receipts
                           Utilities HOLDRS (SM) Trust


      This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Utilities HOLDRS (SM) Trust.

      The share amounts specified in the table in the "Highlights of Utilities HOLDERS" section of the base prospectus shall be replaced with the following:

                                                           Share       Primary
Name of Company                                  Ticker   Amounts   Trading Market
----------------------------------------------   ------   -------   --------------
American Electric Power Company, Inc.             AEP       14          NYSE
Centerpoint Energy, Inc.                          CNP       13          NYSE
Consolidated Edison, Inc.                          ED        9          NYSE
Dominion Resources, Inc.                           D        11          NYSE
Duke Energy Corporation (New Holding Company)(1)  DUK       30          NYSE
Dynegy, Inc.                                      DYN       12          NYSE
Edison International                              EIX       15          NYSE
El Paso Corporation                                EP       10          NYSE
Entergy Corporation                               ETR       10          NYSE
Exelon Corporation                                EXC       30          NYSE
FirstEnergy Corporation                            FE       10          NYSE
FPL Group, Inc.                                   FPL       16          NYSE
PG&E Corporation                                  PCG       17          NYSE
Progress Energy, Inc.                             PGN        7          NYSE
Public Service Enterprise Group Incorporated      PEG       10          NYSE
Reliant Energy, Inc.                              RRI    10.251839      NYSE
The Southern Company                               SO       29          NYSE
Texas Utilities Company                           TXU       24          NYSE
The Williams Companies, Inc.                      WMB       20          NYSE

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(1)   Initially, notice was provided that, as a result of the spin-off of
Spectra Energy Corp. (NYSE ticker "SE") from Duke Energy Corporation Holding Company (NYSE ticker "DUK"), an underlying component of the Utilities HOLDRS Trust, Spectra Energy Corp. would be added as an underlying security of the Utilities HOLDRS Trust, pending verification that Spectra Energy Corp. has a Standard & Poor's Global Industry Classification Standard sector that is the same as the Standard & Poor's Global Industry Classification Standard sector represented in the Utilities HOLDRS Trust. Pursuant to revised notice, Spectra Energy Corp. was not added as an underlying security of the Utilities HOLDRS. For the 30 shares of Duke Energy Corporation Holding Company per 100 share round lot of Utilities HOLDRS, The Bank of New York received 15 shares of Spectra Energy Corp. and distributed 0.15 shares per depository share of Utilities HOLDRS on January 18, 2007.

      The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2006.